EX-99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

     Albany, NY, May 21, 2009 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended May 2, 2009. For the first quarter of 2009, the Company recorded a net loss of $13.7 million, or $0.44 per share compared to a net loss of $11.8 million or $0.38 per share for the same period last year. Last year’s results include a $3.1 million gain from the sale of the Company’s distribution center facility in Canton, Ohio.

     For the first quarter, total sales decreased 18% to $191.4 million compared to $232.6 million in 2008. Comparable store sales for the quarter decreased 9%. During the quarter, the Company operated an average of 709 stores compared to 806 stores last year, a 12% decline.

     Gross profit for the quarter was $65.8 million or 34.3% of sales as compared to $83.0 million or 35.7% of sales for the same period last year. The reduction in gross profit as a percentage of sales was due to lower vendor allowances this year versus last year.

     Selling, general and administrative expenses for the quarter were $75.7 million, a 14.3% reduction from $88.3 million in the comparable period last year. SG&A expenses were 39.5% of sales versus 39.3% of sales for the same period last year, excluding the gain on the sale of the distribution facility. The gain on the sale of the distribution facility last year had a favorable impact on SG&A as a percentage of sales of 130 basis points.

     The Company had $29.0 million in borrowings outstanding on its credit facility at the end of the quarter as compared to $22.7 million last year. Inventory was $332.7 million, or $74 per square foot, at the end of the quarter versus $417.0 million or $83 per square foot at the end of last year.

     Trans World will host a teleconference call today, Thursday, May 21, 2009, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in millions, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 2,	% to	May 3,	% to
	2009	Sales	2008	Sales

Net sales	$191.4		$232.6

Cost of sales	125.6	65.7%	149.6	64.3%
Gross profit	65.8	34.3%	83.0	35.7%

Selling, general and
administrative expenses	75.7	39.5%	88.3	38.0%

Depreciation and amortization	3.7	1.9%	5.5	2.4%
Loss from operations	(13.6)	-7.1%	(10.8)	-4.7%

Interest expense, net	0.7	0.4%	0.9	0.3%

Loss before income taxes	(14.3)	-7.5%	(11.7)	-5.0%

Income tax (benefit) expense	(0.6)	-0.3%	0.1	0.1%

NET LOSS	$(13.7)	-7.2%	$(11.8)	-5.1%

Basic and diluted loss per share:

Basic and diluted loss per share	$(0.44)		$(0.38)

Weighted average number of
common shares outstanding - basic and diluted	31.3		31.2

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)
	May 2, 2009		May 3, 2008

Cash and cash equivalents	$8.2		$13.1
Merchandise inventory	332.7		417.0
Fixed assets (net)	47.6		75.3
Accounts payable	89.3		128.1
Borrowings under line of credit	29.0		22.7
Long-term debt, less current portion	7.9		11.7

Stores in operation	704		799